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                                                                    EXHIBIT o(2)


                                 CODE OF ETHICS


         WHEREAS, Summit Investors Fund, Inc. (the "Company") is a registered investment company under the Investment Company Act of 1940, as amended (the "ICA"); and

         WHEREAS, Rule 17j-1 under the ICA requires the company to adopt a Code of Ethics.

         NOW, THEREFORE, the Company hereby adopts the following Code of Ethics as of the 17th day of August, 1982.


                                   DEFINITIONS

         For purposes of this Code of Ethics the following terms shall have the meanings set forth below:

         (a) "Access Person" means any director, officer, or advisory person of the Company; provided, however, that any persons who are access persons of any investment advisor of, or principal underwriter for, any registered investment company and who reports his or her securities transactions to such investment advisor or principal underwriter in accordance with Rule 17j-1 of the ICA, shall not be deemed an access person of the Company. The Board of Directors of the Company will maintain a list of all access persons, and will notify each access person in writing that such person is an access person. Once a person has been so identified he or she shall continue to be an access person until otherwise notified in writing by the Board of Directors; provided, however, if such person is an access person solely because he or she is a director of the Company, such person shall cease to be an access person at the time such person ceases to be a director.

         (b) "Advisory Person" means

                  (i) any employee of the Company, its investment advisor or administrator (or of any entity in a control relationship with the Company, its investment advisor or administrator, as defined in (d) hereof) who, in connection with his or her regular

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     functions or duties, makes, participates in, or obtains information (other than publicly available information) regarding the purchase or sale of a security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                  (ii) any natural person directly or indirectly owning, controlling, or holding with power to vote, 25% or more of the outstanding voting securities of any of the Company, its investment advisor or administrator who obtains information (other than publicly available information) concerning recommendations made by the Company, its investment advisor or administrator with regard to the purchase or sale of a security.

         (c) "Affiliated Persons" or "Affiliates" means

                  (i) any employee or access person of the Company, and any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

                  (ii) any account for which any of the persons described in
     (c)(i) hereof is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice; and

                  (iii) any partnership, corporation, joint venture, trust or other entity in which any employee of the Company or access person of the Company directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

         (d) "Control" means the power to exercise a controlling influence over the management or policies of a corporation. Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

         (e) "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate


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of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided, however, that "security" shall not mean securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

         (f) "Purchase or sale of a security" includes the writing of an option to purchase or sell a security.

         (g) "Security held or to be acquired" by the Company means any security which, within the most recent fifteen (15) days, (i) is or has been held by the Company, or (ii) is being or has been considered by the Company for purchase by the Company.

         (h) "Beneficial ownership of a security" by any person includes securities held by: (a) a spouse, minor children or relatives who share the same home with such person; (b) an estate for such person's benefit; (c) a trust, of which (i) such person is a trustee or such person or members of such person's immediate family have a vested interest in the income or corpus of the trust, or
(ii) such person owns a vested beneficial interest, or (iii) such person is the settlor and such person has the power to revoke the trust without the consent of all the beneficiaries; (d) a partnership in which such person is a partner; (e) a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director or 10% stockholder; (f) any other person if, by reason of contract, understanding, relationship agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; or (g) such person's spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time. A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or

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shares voting power and/or investment power with respect to such security.
Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security. A person is the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within sixty (60) days.

I.       COMPLIANCE WITH GOVERNING LAWS,
         REGULATIONS AND PROCEDURES


         All employees shall have and maintain knowledge of and shall comply strictly with all applicable Federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

         Each employee will be given a copy of the Code of Ethics at the time of his or her employment and each access person is required to submit a statement at least annually that he or she has reviewed the Code of Ethics.

         All employees shall comply strictly with procedures established by the Company to ensure compliance with applicable Federal and state laws and regulations of governmental agencies and self-regulatory organizations. The employees shall not knowingly participate in, assist, or condone any acts in violation of any statute or regulation governing securities matters, nor any act which would violate any provision of this Code of Ethics, or any rules adopted thereunder.

         Each employee having supervisory responsibility shall exercise reasonable supervision over employees subject to his or her control, with a view to preventing any violation by such persons of applicable statutes or regulations, the Company procedures or the provisions of the Code of Ethics.

         Any employee encountering evidence that acts in violation of applicable statutes or regulations or provisions of the Code of Ethics have occurred shall report such evidence to the Board of Directors of the Company.

II.      CONFIDENTIALITY OF TRANSACTIONS

         Information relating to the Company's Portfolio and research and studies activities is confidential until publicly


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available. Whenever statistical information or research is supplied to or requested by the Company, such information must not be disclosed to any persons other than as duly authorized by the President or the Board of Directors of the Company. If the Company is considering a particular purchase or sale of a security, this must not be disclosed except to such duly authorized persons.

         Any employee authorized to place orders for the purchase or sale of securities on behalf of the Company shall take all steps reasonably necessary to provide that all brokerage orders for the purchase and sale of securities for the account of the Company will be so executed as to ensure that the nature of the transactions shall be kept confidential until the information is reported to the Securities and Exchange Commission or the Company's shareholders in the normal course of business.

         If any employee of the Company or access person should obtain information concerning the Company's portfolio (including, the consideration by the Company of acquiring, or recommending any security for the Company's portfolio), whether in the course of such person's duties or otherwise, such person shall respect the confidential nature of this information and shall not divulge it to anyone unless it is properly part of such person's services to the Company to do so or such person is specifically authorized to do so by the President of the Company.

III.     ETHICAL STANDARDS

         Every employee, in making any investment recommendation or taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendations or action.

         The employees of the Company and access persons and their respective affiliates, shall conduct themselves in a manner consistent with the highest ethical standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest,

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with the Company or which may be otherwise detrimental to the interests of the
Company.

         An employee having discretion as to the selection of broker-dealers to execute securities transactions for the Company shall select broker-dealers solely on the basis of the services provided directly or indirectly by such broker-dealers to the Company. An employee shall not, directly or indirectly, receive a fee or commission from any source in connection with the sale or purchase of any security for the Company.

         Every employee or access person of the Company who owns beneficially, directly or indirectly, 1/2% or more of the stock of any corporation is required to report such holdings to the Board of Directors.

         In addition, the Company shall take all actions reasonably calculated to ensure that it engages broker-dealers to transact business with the Company whose partners, officers and employees, and their respective affiliates, will conduct themselves in a manner consistent with the provisions of this Section III.

         Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be competitive with his responsibilities to another person or entity (such as the Company) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between the Company on the one hand, and its employees and access persons and their respective affiliates, on the other hand, such conflicts may result from the purchase or sale of securities for the account of the Company and for the account of any affiliated person or from the purchase or sale for the account of the Company of securities in which an access person or employee of the Company, or his or her affiliates has an interest. In these cases, all potential or actual conflicts must be disclosed and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the Company.


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IV.      ACTIVITIES AND TRANSACTIONS OF ACCESS PERSONS

         (a) No access person shall recommend to, or cause or attempt to cause, the Company to acquire, dispose of, or hold any security (including, any option, warrant or other right or interest relating to such security) which such access person or an affiliate of such access person has direct or indirect beneficial ownership, unless the access person shall first disclose in writing to the Board of Directors all facts reasonably necessary to identify the nature of the ownership of such access person or his or her affiliate in such security.

         (b) No access person or affiliate of such access person shall engage in a purchase or sale of a security (including, any option, warrant or other right or interest relating to such security), other than on behalf of the Company, with respect to any security held or to be acquired by the Company, unless such transaction is:

                  (i) only remotely potentially harmful to the Company because it would be unlikely to affect trading in or the market value of the security; or

                  (ii) non-volitional an the part of the access person; or

                  (iii) clearly not related economically to the securities to be acquired, disposed of or held by the Company; or

                  (iv) in light of all relevant facts and circumstances, otherwise not disadvantageous to the Company.

         (c) In order to ensure compliance with Section IV(b) hereof, but subject to the exceptions set forth in Section IV(e) hereof, no access person or affiliate of an access person shall engage in a purchase or sale of a security held or to be acquired by the Company (other than on behalf of the Company) without first obtaining the written authorization of the Board of Directors. Such transactions shall not be authorized by the Board of Directors, unless it shall determine, in its discretion, that such transactions are not disadvantageous to the Company.

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         (d) If, in compliance with the limitations and procedures set forth in this Section IV, any access person or an affiliate of such person shall engage in a purchase or sale of a security held or to be acquired by the Company, first preference and priority must be given to any transactions which involve the Company, and the Company must have the benefit of the best price obtainable on acquisition and the best price obtainable on disposition of such securities.

         (e) If, as a result of fiduciary obligations to other persons or entities, an access person believes that such person or an affiliate of such person is unable to comply with certain provisions of the Code, such access person shall so advise the Board of Directors in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such access person believes such person is unable to comply with any such provisions. The Board of Directors may, in its discretion, exempt such access person or an affiliate of such person from any such provisions, if the Board of Directors shall determine that the services of such access person are valuable to the Company and the failure to grant such exemption is likely to cause such access person to be unable to render services to the Company. Any access person granted an exemption (including, an exception for an affiliate of such person), pursuant to this Section IV(e) shall, within three business days after engaging in a purchase or sale of a security held or to be acquired by a client, furnish the Board of Directors with a written report concerning such transaction, setting forth the information specified in Section V(b) hereof.

V.       REPORTING PROCEDURES

         (a) Except as provided by Section V(c) hereof, every access person shall report to the Board of Directors the information described in Section V(b) hereof with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (whether or not such security is a security held or to be acquired by a client); provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates; and, provided, however, that no

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report is required if such person is not an "interested person" of the Company within the meaning of Section 2(a) (19) of the ICA, and would be required to make such report solely by reason of being a director and except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the Company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director, such security is or was purchased or sold, or considered for purchase or sale by the Company.

         (b) Every report required to be made pursuant to Section V(a) hereof shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be in the form of Appendix A hereto, and shall contain the following information:

                  (i) The date of transaction, the title and the number of shares, and the principal amount of each security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (iii) The price at which the transaction was effected; and

                  (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

         (c) Notwithstanding the provisions of Sections V(a) and (b) hereof, no person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         (d) All access persons but excluding directors of the Company (except a director Company who in the ordinary course of fulfilling his official duties as director, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director, such security is or was purchased or sold, or considered for purchase or sale by the Company) and such other persons as the Board of Directors shall determine shall supply the Board of Directors with a list, to be updated on a regular basis, identifying (i) all of their brokerage accounts and all of their affiliated brokerage accounts at any brokerage firm, bank or other concern, and (ii) their beneficial ownership, directly or indirectly, of 1/2% or more of the stock of any corporation.


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VI.      REVIEW PROCEDURES

         (a) The reports submitted by access persons pursuant to Section V(b) hereof shall be reviewed at least quarterly by the Board of Directors, or such other persons or committees as shall be designated by the Board of Directors, in order to monitor compliance with this Code of Ethics.

         (b) If it is determined by the Board of Directors that a violation of this Code of Ethics has occurred and that the person violating this Code of Ethics has purchased or sold a security at a more advantageous price than that obtained by the Company, such person shall be required to offer to sell to or purchase from the Company, as the case may be, such security at the more advantageous price. If this cannot be consummated, then the Board of Directors shall take such other course of action at it may deem appropriate. With respect to any violation of this Code of Ethics, the Board of Directors may take any preventive, remedial or other action which it may deem appropriate. In determining whether or not there has been, or may be, a conflict of interest between the Company and any person subject to this Code of Ethics, the Board of Directors shall consider all of the relevant facts and circumstances.


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